Exhibit 3.1
CERTIFICATE OF FORMATION
OF
AMH HOLDINGS, LLC
This Certificate of Formation of AMH Holdings, LLC is being executed and filed by the undersigned, as an authorized person, to form a domestic limited liability company under the Limited Liability Company Act of the State of Delaware, 6 Del. C. § 18-101 et seq. (the “DLLCA”).
1. The name of the limited liability company is “AMH Holdings, LLC” (the “Company”)
2. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
3. The purpose of the Company is to carry on any lawful business, purpose, act or activity pursuant to the DLLCA.
4. The formation of the Company shall be effective at 4:01 p.m. (Delaware time) on the date on which this Certificate of Formation is filed with the Secretary of State of the State of Delaware.
* * * * *
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the Company this 28th day of December, 2007.

By:	/s/ CYNTHIA L. SOBE
Cynthia L. Sobe
Vice President